GIBSON, DUNN & CRUTCHER LLP                        Honorable Samuel J. Steiner
JONATHAN M. LANDERS, SBN 103501                    Chapter 11
DESMOND CUSSEN, SBN 154936                         Hearing Date:
One Montgomery Street                              Hearing Time:
Telesis Tower, 31st Floor                          Response Date:
San Francisco, CA 9410-44505
(415) 393-8200

HELSELL FETTERMAN LLP
RAGAN L. POWERS, WSBA #11935
1500 Puget Sound Plaza
1325 Fourth Avenue
Seattle, WA 98101-2509
(206) 292-1144

Attorneys for DEBTOR
OMEGA ENVIRONMENTAL, INC.

                         UNITED STATES BANKRUPTCY COURT
                     FOR THE WESTERN DISTRICT OF WASHINGTON
                                   AT SEATTLE

In re

OMEGA ENVIRONMENTAL, INC., a                  NO. 97-06084
Delaware corporation,

                      Debtor.                 STIPULATION REGARDING FINANCING

         This Stipulation is entered into by and between OMEGA ENVIRONMENTAL, INC., Debtor and Debtor-in-Possession ("Debtor"), and BNY FINANCIAL CORPORATION, ("BNY"). Reference is made to the Application by Debtor and Debtor-in-Possession: For Authority to Borrow on a Secured Basis; For Relief from Stay; And For Order Granting Security Interests and Priority (the "Application"). The Application is hereby incorporated herein by reference, and the parties to this Stipulation hereby stipulate to each and every fact as represented in the Application. Except as otherwise defined herein, any capitalized terms defined in the Application, the Interim Order or the Pre-Petition Loan Documents (as such terms are defined in the Application) shall have the same meaning herein. "Pre-Petition Obligations" means all of Debtor's obligations to BNY arising out of the Pre-Petition Loan Documents,



STIPULATION REGARDING FINANCING - 1
including without limitation principal, accrued but unpaid interest, contingent liabilities arising from letters of credit issued but not yet drawn against, and any costs, expenses, attorneys' fees or other fees incurred by BNY and recoverable under the terms of the Pre-Petition Loan Documents. "Post-Petition Obligations" means all of Debtor's obligations to BNY arising out of the financing provided pursuant to this Stipulation, including without limitation principal, accrued but unpaid interest, contingent liabilities arising from letters of credit issued but not yet drawn against, plus any costs, expenses, attorneys' fees or other fees incurred by BNY in connection with such financing and recoverable under the terms of the Prepetition Loan Documents as modified by this Stipulation ("BNY Expenses").

         In light of those facts, the parties hereby stipulate and agree as follows:

         1 . Except as modified, supplemented or superseded by the terms of this Stipulation, Debtor and BNY expressly agree that the terms and provisions of the Pre-Petition Loan Documents shall govern the post-petition extension of credit by BNY to Debtor in this case, and the terms of such Pre-Petition Loan Documents are hereby incorporated by reference in this Stipulation as though set forth in full herein.

         2. Based upon the Debtor's own internal review of the Pre-Petition Loan Documents, Debtor hereby stipulates that:

               (a) The Pre-Petition Loan Documents are valid and enforceable agreements in accordance with their terms;

               (b) The Pre-Petition Obligations are the valid, enforceable, allowable and unavoidable obligations of Debtor, and there are no claims, set-offs or defenses to the Pre-Petition Obligations, and the Pre-Petition Obligations are now due and owing; and







STIPULATION REGARDING FINANCING - 2

               (c) Lender's lien on and security interest in the Pre-Petition Collateral is in all material respects valid, perfected, and first in priority

         3. As provided in the Application, any proper party-in-interest other than Debtor, including all secured creditors, the United States Internal Revenue Service, the Creditors' Committee, all parties requesting special notice, the United States Trustee and Debtor's twenty (20) largest unsecured creditors, may file and serve upon Debtor and BNY no later than four (4) days prior to the final hearing on the Application, which hearing shall be held within thirty (30) days following the entry of the Interim Order approving this Stipulation, any objection to the Pre-Petition Obligations or to BNY's hen on and security interest in the Pre-Petition Collateral. If no objections are timely filed and served or if objections which are timely filed and served are not sustained, the Pre-Petition Obligations shall be deemed valid, enforceable, allowable and unavoidable, and BNY's lien on and security interest in the Pre-Petition Collateral shall be deemed valid, enforceable, unavoidable, perfected and first in priority.

         4. Subject to the conditions hereof, BNY shall extend post-petition secured financing to Debtor upon the terms and provisions of the Pre-Petition Loan Documents, as modified below, provided that no advance shall be made prior to the entry of an Interim Order approving this Stipulation. Debtor shall assume all of its covenants and obligations and shall remain liable with respect to its representations and warranties, as set forth in the Pre-Petition Loan Documents, as modified by this Stipulation. Such covenants and obligations shall continue for so long as any Pre-Petition Obligations or Post-Petition Obligations remain outstanding, and such representations and warranties shall be deemed reaffirmed by Debtor with each loan and advance.

STIPULATION REGARDING FINANCING - 3

         5. As of the Filing Date, the Pre-Petition Obligations totalled approximately $20,400,000.00.

         6. So long as Debtor is not in default under the Pre-Petition Loan Documents as modified hereby, and subject to Debtor's compliance with the month-end loan balances set forth in the definition of "Formula Amount" and with any financial covenants negotiated pursuant to paragraph 8 hereof, BNY agrees to extend credit to Debtor in a total amount at any time, including both Pre-Petition Obligations and Post-Petition Obligations, in an amount not exceeding the lesser of (i) the Formula Amount (as the definition thereof is modified herein) as of the date of such extension of credit and (ii) Twenty-Three Million Dollars ($23,000,000.00) ( such lesser amount being hereinafter referred to as the "Maximum Amount") on the terms and conditions set forth in the Pre-Petition Loan Documents, as modified and supplemented by the terms of this Stipulation. Debtor and BNY may agree that the Maximum Amount be increased from time to time if BNY consents to such increase in writing. Debtor and BNY may agree that the Maximum Amount be decreased from time to time if Debtor consents to such decrease in writing. BNY shall not be required to make any advance to Debtor if such advance would cause the sum of the outstanding Pre-Petition Obligations plus the outstanding Post-Petition Obligations (collectively, the "Total Obligations") to exceed the Maximum Amount. If such Total Obligations at any time exceed the Maximum Amount (the amount of any such excess, an "Overadvance"), Debtor shall pay to BNY on demand an amount sufficient to eliminate such Overadvance.

         7. BNY shall be entitled to charge Debtor's revolving loan account for t interest on the Total Obligations at the Alternate Base Rate, as defined in the Pre-Petition Loan Documents, plus 1.5%. Immediately before the Debtor filed this case, the rate of interest that applied under the Pre-




STIPULATION REGARDING FINANCING - 4

Petition Loan Documents was the Alternate Base Rate plus 2.0%. BNY shall be entitled to charge Debtor's revolving loan account as provided in the Pre-Petition Loan Documents for all costs, fees and expenses (including, without limitation, all filing and recording fees and other BNY Expenses) incurred by BNY in connection with (i) the preparation and administration of this Stipulation, the Application, the related Interim and Final Orders, and any and all related instruments, documents and agreements, (ii) the preservation and protection of BNY's rights hereunder and thereunder, (iii) any other proceedings in this case, and (iv) the collection by BNY of its loans to Debtor, all chargeable as Post-Petition Obligations, provided, however, that the parties do not intend by this provision to alter the effect of Section 506(b) of the Bankruptcy Code. Debtor shall indemnify BNY for all BNY Expenses incurred by BNY in connection with this Stipulation and the financing arrangements provided for herein.

         8. The Pre-Petition Loan Documents are hereby supplemented by the following:

            a. Not later than the fifteenth business day after the date of this Stipulation, Debtor shall provide to BNY projections for the Debtor's business operations for the period beginning July 1, 1997 and ending not earlier than December 31, 1997 (the "Projections"). Based on such Projections, Debtor and BNY will negotiate financial covenants with respect to the financing provided pursuant to this stipulation, with the understanding that such financial covenants will measure Debtor's financial performance using indicia and measurements similar to those referenced in the financial covenants included in the Pre-Petition Loan Documents;

            b. Not later than 30 days after the last day of each month (beginning with July, 1997 results being reported on or before August 30, 1997), Debtor shall provide to BNY and to









STIPULATION REGARDING FINANCING - 5
counsel for the Creditors' Committee its income statement and its balance sheet for the preceding month;

            c. BNY shall have reasonable access to Debtor's books, records and facilities. Debtor agrees to cooperate fully with BNY's representative(s) and BNY shall take due account of Omega's scheduling and personnel requirements in requesting and reviewing information and in requesting access to Omega's facilities and employees;
            d. Debtor shall not be deemed to have committed an Event of Default under the Pre-Petition Loan Agreement solely as a result of (i) Debtor's filing of the above-captioned bankruptcy case, (ii) Debtor's failure timely to pay Pre-Petition Obligations as required under the terms of the Pre-Petition Loan Documents, whether due prior to or after the Filing Date, (iii) Debtor's failure to comply with any covenants contained in the Pre-Petition Loan Agreement for the period beginning on the date the Debtor filed its bankruptcy case and ending on the date of this Stipulation, or (iv) Debtor's termination of, or renegotiation of favorable lease terms for, any existing leaseholds or leases, in accordance with the Case Management Order entered herein on June 13, 1997;

            f. Debtor shall provide BNY with daily reports of sales, and any collections received directly by Debtor shall be promptly remitted to the appropriate existing BNY lock box;

            h. The definition of "Formula Amount" in the Pre-Petition Loan Agreement is hereby deleted in its entirety and a new definition of "Formula Amount" is substituted therefor as follows:

            "Formula Amount" means (a) Receivables Availability, plus (b) Progress Receivables Availability, plus (c) Inventory Availability, minus (d) Reserves plus (e) the following amounts during the periods and on the dates indicated:






STIPULATION REGARDING FINANCING - 6

                                                       End         End of Month Loan
Month                              High             of Month           Balance
July                           $ 5,000,000        $ 3,500,000        $20,250,000
August                           3,500,000          2,500,000         18,250,000
September                        2,500,000          2,000,000         17,250,000
October                          2,000,000          1,000,000         17,000,000
November                         1,000,000            500,000         17,000,000
December                           500,000                  0         16,000,000




         The parties stipulate that the amount of Reserves as of the date of this Stipulation is $362,000.00

            i. The definition of "Eligible Receivables" in the Pre-Petition Loan Agreement is hereby deleted in its entirety and a new definition of "Eligible Receivables" is substituted therefor as follows.

         "Eligible Receivables" means and includes each Receivable which is not a Progress Receivable and which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed, (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Customer and there shall not have been asserted any offset, defense, counterclaim, or Dispute; (d) continues to be in full conformity with the representations and warranties made by Borrower to Lender with respect thereto; (e) Lender is, and continues to be, satisfied with the credit standing of the Customer in relation to the amount of credit extended; (f) with respect to Pre-Petition Receivables, is documented by an invoice in a form approved by Lender and shall not be unpaid for more than 120 days from the due date reflected in the BNY system; (g) with respect to Post-Petition Receivables, is documented by an invoice in a form approved by Lender and shall not be unpaid for more than 90 days from the due date nor more than ISO days from the invoice date; (h) with respect to Post-Petition Receivables, less than 50% of the aggregate amount of post-petition invoices due from such Customer have at the time remained unpaid for more than 90 days from the due date or 150 days from the invoice date; (i) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of a Receivable; (j) if the Customer is located outside of the United States, the goods which gave rise to such Receivable were shipped after receipt by Borrower from or on behalf of the Customer of an irrevocable letter of credit, assigned and delivered to Lender and confirmed




STIPULATION REGARDING FINANCING - 7
         by a financial institution acceptable to Lender and in form and substance acceptable to Lender, payable in the full amount of the Receivable in United States dollars at a place of payment located within the United States; (k) such Receivable is not subject to any lien, other than Permitted Liens; (1) does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of Borrower; (m) is payable to Borrower; (n) does not arise out of a bill and hold sale prior to shipment and, if the Receivable arises out of a sale to any Person to which Borrower is indebted, the amount of such indebtedness, and any anticipated indebtedness, is deducted in determining the face amount of such Receivable; (o) is net of any returns, discounts, claims, credits and allowances; (p) if the Receivable arises out of contracts between Borrower and the United States, or any department, agency or instrumentality thereof, Borrower has so notified Lender, in writing, prior to the creation of such Receivable, and, if Lender so requests, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act; (q) if the Receivable arises out of contracts between Borrower and any state or any department, agency or instrumentality of any state, and any authorizations, consents, filings or approvals necessary to perfect the security interest in such Receivable and to permit Lender to collect such Receivable directly shall have been completed; (r) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by Borrower, or work, labor and/or services rendered by Borrower; and (r) is otherwise satisfactory to Lender as determined in the exercise of its discretion.

            j. Section 3. 1 (a) of the Pre-Petition Loan Agreement is hereby deleted in its entirety and replaced with the following:

         (a) Issuance of the requested Letter of Credit (i) would cause the Letter of Credit Obligations then outstanding to exceed $500,000 or (ii) would cause the sum of the principal amount of the then outstanding Total Obligations to exceed the amount of the Formula Amount; or;

         k. BNY and Debtor do not contemplate any Eurodollar Rate Loans post-petition. Accordingly, Section 4.11 of the Pre-Petition Loan Agreement is deleted in its entirety. BNY and Debtor have agreed that they will negotiate new financial covenants with which Debtor must comply promptly upon delivery by the Debtor of the Projections. Accordingly, Sections 6.11, 7.8, 7.9, 7. 10, 7.12,
7.13 and 7.14 of the Pre-Petition Loan Agreement are hereby deleted in their entirety; and






STIPULATION REGARDING FINANCING - 8

            1. Section 8.1(a) of the Pre-Petition Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "Failure to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest or reimbursement of BNY Expenses) required to be paid under the Pre-Petition Loan Documents (as modified by the Stipulation), the Stipulation, or the Orders referred to in the Stipulation."

         9. Notwithstanding any provision to the contrary in the Pre-Petition Loan Documents, it is expressly understood that BNY's agreement to advance funds hereunder is expressly conditioned on full compliance by Debtor with all of the terms of this Stipulation, the Pre-Petition Loan Documents and the Orders referred to herein, and in no event shall BNY be required to make advances after December 31, 1997 (the "Maturity Date"), and A amounts owed by Debtor to BNY shall be due and payable at 5:00 p.m., Pacific Standard Time, on the Maturity Date, unless BNY, although having no obligation to do so, consents in writing to an extension or modification of the terms of this Stipulation, which extension or modification shall be effective without further order of the Bankruptcy Court. Debtor's failure to pay any amount owed to BNY on the Maturity Date shall constitute a material breach of this Stipulation giving rise to the remedies provided for in this Stipulation and otherwise.

         10. To the extent of any inconsistencies between the terms and provisions of this Stipulation and the Pre-Petition Loan Documents, the terms of this Stipulation shall govern. In all other respects, the Pre-Petition Loan Documents shall remain in full force and effect and BNY shall continue to have all of the interests, rights and remedies provided in the Pre-Petition Loan Documents as modified hereby.

         11. With respect to any interest or BNY Expenses which BNY is entitled to charge Debtor's account under paragraph 7 hereof or as otherwise provided under this Stipulation or the Pre-Petition Loan Documents, BNY shall provide statements detailing such expenses, redacted, if necessary, to



STIPULATION REGARDING FINANCING - 9
prevent disclosure of privileged matters, to Debtor and the Debtor will provide such statements to counsel for the Creditors Committee appointed herein and the U.S. Trustee. If no party in interest objects to the reasonableness of such expenses by motion to the Bankruptcy Court filed within thirty (30) days following receipt of any such statement, such amounts shall be conclusively deemed reasonable and shall constitute Post-Petition Obligations. In the event any such amounts are finally determined by the Bankruptcy Court to be unreasonable, and not to be part of the Post-Petition Obligations, BNY shall reduce Debtor's Post-Petition Obligations by such amounts plus any interest charged thereon.

         12. All of BNY's claims with respect to the Post-Petition Obligations shall be secured by a continuing, perfected, first-priority lien on and security interest in all assets of the estate (whether acquired by Debtor pre-petition or post-petition) subject only to BNY's interest in the Pre-Petition Collateral, including, without limitation, all of Debtor's "Receivables," "Inventory," "Equipment," "General Intangibles," "Pledged Shares" (as such terms are defined in the Pre-Petition Loan Agreement), cash, deposit accounts, notes, chattel paper and other instruments, insurance claims and recoveries, tort claims and recoveries, and all other real and personal property whether now existing or hereafter arising or created, and all proceeds and products of the foregoing, excepting only causes of action for avoidance arising under the Bankruptcy Code and not otherwise included, whether as proceeds, product or otherwise, in the Pre-Petition Collateral, which security interest shall be governed by the Pre-Petition Loan Documents as modified by this Stipulation and as to which further perfection shall not be required.






STIPULATION REGARDING FINANCING - 10

         13. BNY is entitled to adequate protection against any loss, decrease or decline in the value of the Pre-Petition Collateral since the Filing Date resulting from the use, sale or lease of such collateral by Debtor under Section 363(e) of the Bankruptcy Code and from the imposition of the automatic stay imposed by Section 362 of the Bankruptcy Code (the "Collateral Shortfall"). Any such Collateral Shortfall shall be secured by the security interest provided for in paragraph 12. BNY shall have the highest expense of administrative priority as specified in Section 364(c)(1) of the Bankruptcy Code with respect to any Collateral Shortfall and all Post-Petition Obligations, with priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code. BNY's security interest, administrative priority and lien shall be senior to and shall "prime" all other administrative claims, liens, and security interests other than the liquidation expenses of any chapter 7 trustee. The Pre-Petition Obligations shall continue to be secured by a continuing, perfected, first-priority security interest in all of the Pre-Petition Collateral and the proceeds and products thereof

         14. If there is a Collateral Shortfall, BNY shall have an administrative priority claim for the amount of such Collateral Shortfall, and such claim shall be afforded priority under Sections 503(b) and 507(b) of the Bankruptcy Code,

         15. BNY may, in its discretion, apply the proceeds of Pre-Petition Collateral and Post-Petition Collateral, or any other amounts received by BNY in respect of the Pre-Petition Obligations and Post-Petition Obligations, in such order or manner as BNY deems appropriate, including first to the Pre-Petition Obligations until such Pre-Petition Obligations are paid and satisfied in full.


         16. Any one or more of the following events shall constitute an event of default hereunder:





STIPULATION REGARDING FINANCING - 11

            a. the occurrence of an Event of Default under the Pre-Petition Loan Documents, as modified hereby;

            b. the breach of any of the agreements, stipulations, or covenants herein or to be negotiated pursuant to paragraph 8 of this Stipulation, including but not limited to failure by Debtor to comply with the month-end loan balance requirements set forth in the definition of "Formula Amount" pay on demand any amount required to eliminate an Overadvance as provided in paragraph 7 of this Stipulation;

            c. the appointment of a trustee or an examiner with enlarged powers (powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy
Code) in this case;

            d. the conversion of this case to a case under Chapter 7 of the Bankruptcy Code;

            e. the dismissal of this case without prior or immediate payment of all of the Pre-Petition Obligations and Post-Petition Obligations;

            f. (i) prior to the Final Order Debtor contests or attempts to invalidate, subordinate or avoid BNY's lien on or security interest in either the Pre-Petition Collateral or the Post-Petition Collateral or to reduce or diminish, except as a result of payments, the Pre-Petition Obligations by reason of avoidance, invalidation, offset or otherwise or (ii) after the Final Order any other party in interest obtains an order invalidating, subordinating or avoiding BNY's lien on or security interest in either the Pre-Petition Collateral or the Post-Petition Collateral or reducing or diminishing (other than as a result of payments) the Prepetition Collateral by reason of avoidance, invalidation, offset or otherwise (an "adverse claim").







STIPULATION REGARDING FINANCING - 12

            g. any party-in-interest obtains relief from the automatic stay applicable under Section 362 of the Bankruptcy Code in this case to exercise its rights as lienholder or secured party against a material portion of the Pre-Petition Collateral or the Post-Petition Collateral, unless otherwise consented to by BNY in writing;

            h. an order of the Bankruptcy Court or any other court of competent jurisdiction shall be entered amending, supplementing, staying for a period in excess of 10 days, vacating or otherwise modifying the Interim Order, or if a Final Order acceptable to BNY is not entered by the Bankruptcy Court on or before thirty days from the date of the Interim Order;

            i. the Bankruptcy Court enters any order priming BNY's lien or security interest in either the Pre-Petition Collateral or the Post-Petition Collateral under Section 364(d) of the Bankruptcy Code or otherwise or granting
Section 506(c) relief in respect of the Pre-Petition Collateral or the Post-Petition Collateral except as specifically contemplated herein;

            j. there is any written objection sustained in material respects by the Court to the Application;

            k. the failure by Debtor to file a plan of reorganization to which BNY has given its prior written consent and approval (the "Plan") on or before one hundred twenty (120) days after the date of this Stipulation;

            l. the failure by Debtor to cause the Plan to become confirmed and effective to BNY's reasonable satisfaction on or before the Maturity Date;

            m. Debtor seeks an extension of the exclusivity period as to BNY beyond the time permitted for filing a plan pursuant to (k) above;






STIPULATION REGARDING FINANCING - 13

            n. the filing by Debtor of a plan of reorganization or the filing by Debtor of a modification to the Plan to which BNY has not given its prior written consent and approval;

            o. the sale, transfer, abandonment or other disposition by Debtor of any material portion of the Pre-Petition Collateral or the Post-Petition Collateral without BNY's prior written consent;

            p. Debtor does not use its best efforts to dispose of pre-petition Florida receivables not collected prior to July 31, 1997, on a schedule and in a manner acceptable to BNY.

         17. In the event of default, BNY shall be entitled to apply to this Court for relief from the automatic stay to enforce its rights or security interests in any manner provided in the Pre-Petition Loan Documents, as modified by this Stipulation, or applicable law, on shortened notice of at least five (5) days from the date of notice from BNY to Debtor and the Creditors' Committee and the U.S. Trustee of the occurrence of such default, and Debtor hereby consents to such shortened notice. The only issue to be considered at any such hearing shall be whether a Default Event has occurred. Debtor further agrees to comply with the terms of this Stipulation and to refrain from use of BNY's cash collateral except as provided herein and until notified to the contrary by BNY, in writing, following an event of default. Further, upon an event of default BNY may, without notice, cease making advances to Debtor and may continue to collect proceeds of its collateral and apply such proceeds to the Obligations in accordance with this Stipulation.

         18. BNY may seek further protection of its security interests if BNY deems necessary in these or any superseding proceedings. Further, BNY may agree to modifications to this Stipulation, in its sole discretion, including, without limitation, additional advances to Debtor.






STIPULATION REGARDING FINANCING - 14

         19. Nothing herein constitutes consent by BNY to these proceedings or to the continuation thereof or to the use of cash collateral (except on the terms set forth in this Stipulation and any orders entered by the Court in connection herewith) or to the adequacy of the protections granted or constitutes a waiver by BNY of any right it may have, including without limitation, to object to the reasonableness of any fees or costs of professionals described in paragraph 30 hereof, to oppose or object to any plan of reorganization, to challenge any impairment of its claim, its security interests, the Pre-Petition Collateral or the Post-Petition Collateral, and incident thereto to introduce such evidence of its claim, its security interest and the value of the Pre-Petition Collateral and the Post-Petition Collateral, as may be appropriate in the circumstances.

         20. Debtor shall execute and deliver to BNY any and all further agreements, instruments and documents which may be reasonably necessary to effectuate the purposes of this Stipulation, including, without limitation, any UCC-1 Financing Statements. Debtor agrees that the reasonable costs of BNY's searches, title policies or endorsements, recording expenses or other related items shall be included within BNY Expenses hereunder.

         21. It shall be a condition to BNY's financing under this Stipulation that the Court shall have entered an order substantially in the form of Exhibit "C" to the Application (the "Interim Order"), affording BNY the rights and priorities contained in the Application and this Stipulation.

         22. The parties understand that the advances to Debtor may be used by Debtor for general business purposes including payment of ordinary course compensation to Debtor's officers, and payment of authorized administrative expenses, and if any payroll is paid by Debtor, Debtor shall pay in accordance with the Pre-Petition Loan Agreement and shall indemnify BNY and hold it harmless from






STIPULATION REGARDING FINANCING - 15
and against, any liabilities, including costs and attorneys' fees, resulting from any claims or demands made by the United States Government for withholdings and FICA taxes incurred during the operation of the Debtor's business.

         23. The parties agree that this Stipulation shall be submitted to the above-named bankruptcy court for its approval. Upon such approval, this Stipulation shall be binding upon and shall inure to the benefit of the parties and their respective successors or assigns, including, without limitation, any trustee in these or any superseding bankruptcy proceedings. All of BNY's rights and remedies hereunder are not exclusive and are in addition to all rights and remedies provided by law, or by any other agreement between Debtor and BNY, or otherwise.

         24. Debtor may use advances from BNY in the ordinary course of its business as expressly provided herein.

         25. If any or all of the provisions of this Stipulation are hereafter modified, vacated or stayed by order of this or any other court, such stay, modification or vacation shall not affect the validity of any debt to BNY incurred pursuant to this Stipulation and which is incurred prior to the effective date of such stay, modification or vacation, or the validity, perfection and enforceability of any lien or priority authorized hereby with respect to any such Post-Petition Obligations, and notwithstanding such stay, modification or vacation, any advances of funds made pursuant to this Stipulation by BNY prior to the effective date of such modification, stay or vacation, to or for the benefit of Debtor, shall be governed in all respects by the original provisions of this Stipulation and BNY shall be entitled to all the rights, privileges and benefits, including the liens and security interests and priorities granted herein, with respect to all such advances.







STIPULATION REGARDING FINANCING - 16

         26. This Stipulation shall constitute a security agreement between Debtor and BNY which supplements the Pre-Petition Loan Documents.





























STIPULATION REGARDING FINANCING - 17

         27. BNY agrees, notwithstanding its lien, security interest and administrative expense priority, that Debtor may pay, in accordance with the financial covenants to be negotiated: (i) all reasonable and necessary business expenses of Debtor incurred in the ordinary course of business from the Filing Date to the earlier to occur of (x) the Maturity Date and (y) the date of any notice by BNY of an event of default under the Stipulation (the "Termination Date"); (ii) all statutory fees of the Bankruptcy Court and the United States Trustee incurred on or before the Maturity Date; (iii) all amounts payable under the Independent Contractor Agreement between the Debtor and Stanford Springel approved by the Court on June 23, 1997 (the "Independent Contractor Agreement") and the incentive plan for Bradley Powell pursuant to a letter dated July 1, 1997 (the terms of which are subject to approval by the Bankruptcy Court), (iv) all reasonable fees and costs (exclusive of any prepetition retainers) of professionals retained by the Debtor or the Creditors' Committee, up to an aggregate amount of One Million Dollars ($1,000,000) through September 30,
1997, which amount shall be allocated among the firms of Helsell Fetterman LLP, Gibson, Dunn & Crutcher LLP, KPMG Peat Marwick, Shulkin Hutton Inc., P.S. and Ernst & Young, as the parties may agree or as the Bankruptcy Court may order, commencing on the Filing Date and continuing until the Termination Date (with the understanding that the amount set forth above applies only to the period beginning on the Filing Date and ending on September 30, 1997, that overall professional fees are likely to exceed such amount, and that BNY is not at this time agreeing that any amounts over One Million Dollars in which BNY has an interest may be used to pay such professional fees); provided, however, neither Debtor nor the Creditor's Committee may utilize any portion of the above allocations to pay the fees and costs of its counsel or accountants in investigating or commencing any action or other proceeding for the purpose







STIPULATION REGARDING FINANCING - 18
of, or which may result in, challenging the amount, allowability, unavoidability, enforceability, validity, perfection or priority of the Pre-Petition Obligations or the Pre-Petition Collateral or reducing or affecting the obligation of the Debtor to pay the Pre-Petition Obligations; provided, further, however, that all professional fees and expenses (which shall not include, in any event, fees and expenses payable under the Independent Contractor Agreement) shall be subject to application, notice and allowance by the Bankruptcy Court, to which BNY may object. Nothing herein is intended to or shall require BNY to make advances for such fees and expenses. For professionals to receive the benefit of this paragraph 27 and the "carve-out" provided herein, they must report to BNY and the Debtor, by the thirtieth day after the end of each month, the amount of all accrued fees and costs.

         28. This Stipulation may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Debtor and BNY anticipate executing this Stipulation in counterparts in separate locations, delivering a copy of the executed counterpart signature pages hereof to each other by facsimile, and subsequently delivering to each other originals of the executed signature pages. Debtor and BNY hereby agree that this Stipulation shall be deemed effective upon BNY's receipt by facsimile of a copy of the signature page hereof executed by Debtor, and no subsequent delay or failure by either party hereto to deliver to the other party hereto such party's original signature page shall diminish the effectiveness of this Stipulation.










STIPULATION REGARDING FINANCING - 19

         29. Nothing herein shall authorize Debtor to pay, from advances of the financing provided hereunder, proceeds of Pre-Petition Collateral, or proceeds of Post-Petition Collateral, fees or expenses of its accountants incurred in auditing financial statements of the Debtor in connection with any SEC or other public filings, except as otherwise agreed to by BNY in writing.

         30. The Debtor is authorized to spend $25,000 in addition to that already authorized by, and notwithstanding other terms of, the Order Authorizing Use of Cash Collateral, entered May 7, 1997 to pay pre-petition wage, bonus and commission claims of continuing employees, as well as unreimbursed expenses of continuing employees. To the extent this Stipulation, the Application, and the Orders entered in connection herewith are





















STIPULATION REGARDING FINANCING - 20
inconsistent with such Order Authorizing Use of Cash Collateral, this Stipulation, the Application, and the Orders entered in connection herewith shall govern.



Dated: July 2, 1997                         Omega Environmental, Inc.,
      --------------------------               a Delaware corporation as
                                               Debtor and Debtor-in-Possession


                                           By /s/ S. Springel
                                             --------------------------
                                               Title   CEO
                                                    -------------------

Dated: July 2, 1997                        BNY Financial Corporation

                                           By /s/ Thomas W. Strachan
                                             --------------------------
                                               Title  Exec. V.P.
                                                    -------------------













STIPULATION REGARDING FINANCING - 21